Exhibit 10.27

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (the “Agreement”) is made and entered into by and among the following parties on December 2, 2004 in Beijing.

Party A:	Lenovo-AsiaInfo Technologies, Inc.
	Address:	4/F Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China

Party B:	Lenovo Security Technologies (Beijing), Inc.
	Address:	Room 801-810, Zhongdian Information Tower
6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China

Whereas,

1.	Party A is a wholly-foreign-owned enterprise established in the People’s Republic of China (“China”), and has the necessary resources to provide technical and consulting services;

2.	Party B is a company with exclusively domestic capital registered in China engaging in the information security business as approved by the relevant governmental authorities in China;

3.	Party A, or Party A’s designee, is willing to provide Party B with exclusive technical, consulting and related services in the information security business during the term of this Agreement by utilizing its own advantages in human resources, technology and information, and Party B is willing to accept such services provided by Party A or Party A’s designee, each on the terms set forth herein.

Now, therefore, through mutual discussion, the parties have reached the following agreements:

1.	Services Provided by Party A

1.1	Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with complete business support services and consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement. The services may include all services within the business scope of Party B as may be determined from time to time by Party A, including but not limited to technical services, business consultations, intellectual property licenses, equipment or property leasing, marketing consultancy, system integration, product research and development and system maintenance.

1.2	Party B agrees to accept all the consultations and services provided by Party A. Party B further agrees that unless Party A consents in writing in advance, during the term of this Agreement Party B shall not accept any consultations and/or services provided by any third party and shall not cooperate with any third party regarding the matters contemplated by this Agreement. Party A, at its sole discretion, may appoint other parties to enter into certain of the agreements described in Section 1.3 with Party B and to provide Party B with the consultations and services under this Agreement.

1.3	Manner of Providing Services

1.3.1	Party A and Party B agree that during the term of this Agreement, both parties, directly or through their respective affiliates, may enter into further technical service agreements or consulting service agreements, which shall provide the specific contents, manner, personnel, and fees for the specific technical service or consulting service.

1.3.2	To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, both parties, directly or through their respective affiliates, may enter into intellectual property (including but not limited to software, trademark, patent and know-how) license agreements, which shall permit Party B to use Party A’s relevant intellectual property rights, at any time and from time to time, based on the needs of the business of Party B.

1.3.3	To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, both parties, directly or through their respective affiliates, may enter into equipment or property leases which shall permit Party B to use Party A’s relevant equipment or property based on the needs of the business of Party B.

2.	The Calculation and Payment of the Service Fee

The parties agree that the service fees under this Agreement shall be determined and paid based on the methods set forth in the agreements to be entered between Party A and Party B described in Section 1.3. For the avoidance of doubt, the service fees under this Agreement shall be equal to the revenue of Party B.

3.	Intellectual Property Rights and Confidentiality Clauses

3.1	Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual property arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent application, trademark, software, technical secrets, trade secrets and others, regardless of whether they have been developed by Party A or Party B.

3.2	The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of the other party, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by any staff member or agent hired by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for such breach under this Agreement. This section shall survive the termination of this Agreement for any reason.

3.3	The parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a company legally registered and validly existing in accordance with the laws of China.

4.1.2	Party A’s execution and performance of this Agreement is within the scope of its business operations; Party A has taken all necessary corporate actions and given appropriate authorizations and has obtained all requisite consents and approvals from third parties and government agencies to execute and perform this Agreement, and such execution and performance will not violate any restrictions in law or otherwise binding or having an impact on Party A.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable in accordance with its terms.

4.2	Party B hereby represents and warrants as follows:

4.2.1	Party B is a company legally registered and validly existing in accordance with the laws of China and may engage in the information security business as approved by the relevant governmental authorities of China;

4.2.2	Party B’s execution and performance of this Agreement is within the scope of its business operations; Party B has taken all necessary corporate actions and given appropriate authorizations and has obtained all requisite consents and approvals from third parties and government agencies to execute and perform this Agreement, and such execution and performance will not violate any restrictions in law or otherwise binding or having an impact on Party B.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it.

5.	Effectiveness and Term

5.1	This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the parties, the term of this Agreement shall be 10 years. After the execution of this Agreement, both parties shall review this Agreement every three months to determine whether to amend or supplement the provisions in this Agreement based on the actual circumstances at that time.

5.2	The term of this Agreement may be extended by Party A at any time prior to the expiration thereof by written notice to Party B. The extended term shall be determined by Party A, and Party B shall accept such extended term unconditionally.

6.	Termination

6.1	Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof.

6.2	During the term of this Agreement, unless Party A commits gross negligence, or a fraudulent act, against Party B, Party B shall not terminate this Agreement prior to its expiration date. Nevertheless, Party A shall have the right to terminate this Agreement by giving 30 days’ prior written notice to Party B at any time.

6.3	The rights and obligations of the parties under Sections 3, 7 and 8 shall survive the termination of this Agreement.

7.	Governing Laws and Resolution of Disputes

7.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

7.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration at the Hong Kong International Arbitration Center (“HKIAC”) under the UNCITRAL Arbitration Rule. For the purpose of such arbitration, there shall be a board of arbitration (the “Board of Arbitration”) consisting of three arbitrators, each party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the HKIAC upon application made to it for such purpose. The language used in such arbitration shall be English, and the place of arbitration shall be in Hong Kong at HKIAC. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including any additions to the UNCITRAL Arbitration Rules as are therein contained. The decision by the Board of Arbitration shall be final and binding on the parties.

7.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8.	Indemnification

Party B shall indemnify and hold harmless Party A from any loss, injury, obligation or expense caused by any lawsuit, claim or other demand against Party A arising from or caused by the consultations and services provided by Party A at the request of Party B, except where such loss, injury, obligation or expenses arise from the gross negligence or willful misconduct of Party A.

9.	Notices

9.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by e-mail. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified in such notice.

9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission as evidenced by an automatically generated confirmation of such transmission.

9.2	For the purpose of giving notices, the contact details of the Parties are as follows:

Party A:	4/F Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China
Attn: Yu Dong
Phone: +86-10-6250 1658
Facsimile: +86-10-6250 1665
E-mail: dongyu@asiainfo.com

Party B:	Room 801-810, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China
Attn: Yu Dong
Phone: +86-10-6250 1638
Facsimile: +86-10-6250 1668
E-mail: dongyu@asiainfo.com

9.3	Any party may at any time change its address for notices by a notice delivered to the other party in accordance with the terms hereof.

10.	Assignment

10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2	Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B.

11.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any law or regulation, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions

12.	Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

13.	Language and Counterparts

This Agreement is written in both Chinese and English language. The Parties hereto shall execute two originals, one for each Party, and each original shall have equal legal validity. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Party A: Lenovo-AsiaInfo Technologies, Inc.

Representative:	/s/ Yu Bing
Name:	Yu Bing
Title:	President and Chief Executive Officer

Party B: Lenovo Security Technologies (Beijing), Inc.

Representative:	/s/ Yu Bing
Name:	Yu Bing
Title:	Legal Representative